Prospectus Supplement (To Prospectus dated July 18, 2003)	Filed Pursuant to Rule 424(b)(3) Registration Number 333-106855

1,141,267 Shares

Common Stock

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This prospectus supplement relates to the proposed offer and sale by the North Georgia Community Foundation, a Georgia non-profit corporation, of shares of our common stock, $0.01 par value, donated to the Foundation by one of the selling shareholders named in the prospectus dated July 18, 2003.  This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 18, 2003.

The information appearing under the heading “The Offering and Selling Shareholders” in the prospectus is supplemented to add the North Georgia Community Foundation as a selling shareholder.  As of September 12, 2003, the number of shares of MPS common stock beneficially owned by the Foundation, and the maximum number of shares that may be offered for sale by the Foundation pursuant to the prospectus as supplemented, was 49,540.  These shares were donated to the Foundation by David Alexander, one of the selling shareholders named in the prospectus.  Neither the Foundation nor any of its affiliates has had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

As of September 15, 2003, there were a total of 102,651,580 issued and outstanding shares of our common stock.

The date of this prospectus supplement is September 16, 2003.